EXECUTION VERSION

Exhibit 10.2

6 June 2016

CIBER NEDERLAND B.V.
(as the Seller)

MANPOWERGROUP NETHERLANDS B.V.
(as the Purchaser)

AGREEMENT
for the sale and purchase of
certain assets and the assumption of certain liabilities of Ciber Nederland B.V.

CONTENTS
CLAUSE    PAGE

1.	Sale and Purchase 1

2.	Price 1

3.	Pre-Closing Seller Undertakings 2

4.	Conditions to Closing 2

5.	Closing 4

6.	Verification of Receivables 4

7.	Seller Warranties 5

8.	Purchaser Warranties 5

9.	Conduct of Purchaser Claims 6

10.	Escrow 7

11.	No Rights of Rescission or Termination 8

12.	Business Assets, Contracts and Liabilities 8

13.	Trademark license 9

14.	Transitional Services 9

15.	Business Properties 9

16.	Employees 9

17.	Retirement Benefits 11

18.	Tax 11

19.	Insurance 12

20.	Information, Records and Assistance Post‑Closing 13

21.	Post‑Closing Protective Covenant 16

22.	Payments 16

23.	Announcements 17

24.	Confidentiality 17

25.	Assignment 18

26.	Further Assurances 18

27.	Costs 19

28.	Notices 19

29.	Conflict with other Agreements 20

30.	Whole Agreement 21

31.	Waivers, Rights and Remedies 21

32.	Counterparts 21

33.	Variations 21

34.	Invalidity 21

35.	Third Party Enforcement Rights 21

36.	Governing Law and Jurisdiction 21

i

TABLE OF CONTENTS
CLAUSE        PAGE

Schedule 1 The Business	23

Schedule 2 Conduct of the Business Pre Closing	25

Schedule 3 Closing Arrangements	27

Schedule 4 Calculation of Receivables	29

Schedule 5 Seller Warranties	31

Schedule 6 Limitations on Liability	40

Schedule 7 Purchaser Warranties	43

Schedule 8 Business Contracts	44

Schedule 9 Business Properties	45

Schedule 10 Client Adjustment Amount	47

Schedule 11 Data Room Index	50

Schedule 12 Disclosure Letter	51

Schedule 13 Trademark License Agreement	52

Schedule 14 Definitions and Interpretation	53
Exhibit referred to in this Agreement
Exhibit 1 Business Properties

Documents referred to in this Agreement
Asset and Liability Transfer Agreement
Trademark License Agreement
Escrow Agreement
Transitional Services Agreement

EXECUTION VERSION

This Agreement is made this 6th day of June 2016 by and between:
PARTIES:

(1)
CIBER NEDERLAND B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijk), with corporate seat (statutaire zetel) in Eindhoven, the Netherlands and its office address at Vredeoord 105,5621 CX Eindhoven, the Netherlands, registered with the Trade Register with the Dutch Chamber of Commerce under number 30186372 (the Seller); and

(2)
MANPOWERGROUP NETHERLANDS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijk), with corporate seat (statutaire zetel) in Amsterdam, the Netherlands and its office address at Diemerhof 16-18, 1112XN, Diemen, the Netherlands, registered with the Trade Register with the Dutch Chamber of Commerce under number 33125207 (the Purchaser),

(each a Party in this Agreement and together, the Parties).
Capitalised terms used in this Agreement shall be interpreted in accordance with Schedule 14.
WHEREAS:

(A)	As at the date hereof, the Seller carries out the Business and owns the Business Assets.

(B)	The Seller has decided to dispose of the Business by way of a sale and transfer of the Business Assets and the Assumed Liabilities.

(C)
The Seller has agreed to sell and transfer the Business Assets and the Assumed Liabilities and the Purchaser has agreed to purchase and accept transfer of the Business Assets and assume the Assumed Liabilities on the terms of this Agreement and any other Transaction Document, with effect from Closing.

(D)
The Seller and the Purchaser have complied with the provisions of Dutch Works Councils Act (Wet op de Ondernemingsraden) and the Social and Economic Council Merger Regulation 2015 (SER-Besluit Fusiegedragsregels 2015).

IT IS HEREBY AGREED AS FOLLOWS:

1.	Sale and Purchase

1.
The Seller hereby sells the Business and shall transfer the Business Assets and the Assumed Liabilities and the Purchaser hereby purchases the Business and shall accept transfer of the Business Assets and assume the Assumed Liabilities on the terms set out in this Agreement and any other Transaction Document. The Business shall be sold as a going concern with effect from Closing.

EXECUTION VERSION

2.	Price

1.
The price for the Business (including the Business Assets and the assumption of the Assumed Liabilities in accordance with clause 12.4) (the Final Price) shall be the amount which results from taking US$25,000,000 (the Initial Price) and subtracting, if applicable, the Client Adjustment Amount and any amounts payable under paragraph 2 of Schedule 10 (both of which, if applicable, shall be paid out of the Escrow Account in accordance the provisions of the Escrow Agreement) and subtracting or adding, as the case may be, the amount by which the Net Receivables (as finally agreed or determined in accordance with the provisions of Schedule 4) fall below or exceed an amount of US$2,700,000.

2.	At Closing, the Purchaser shall pay:

(a)	a sum of US$5,000,000 (the Escrow Amount) into the Escrow Account; and

(b)	the Initial Price less the Escrow Amount to the Seller.

3.
The Final Price shall be calculated after Closing on the basis set out in Schedule 10. Any payment required to be made under paragraph 6 of Schedule 10 shall be treated as adjusting the Initial Price, thus resulting (after the last of such adjustments) in the Final Price. The Final Price shall (subject to any further adjustment, if applicable, pursuant to clause 2.4) be adopted for all tax reporting purposes, with the Final Price being apportioned between the relevant Business Assets on such basis as the Seller shall specify, acting reasonably and in consultation with the Purchaser.

4.
Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall, if it is specifically referable to any particular Business Asset, adjust the price paid for the relevant Business Asset, otherwise it shall adjust that part of the price as is attributable to the Business Goodwill.

3.	Pre-Closing Seller Undertakings
To the extent permissible under applicable law, from the date of this Agreement until Closing, the Seller shall (except as may be approved in writing by the Purchaser) ensure that the Business is carried on in all material respects only in the ordinary course of business and shall comply with the obligations set out in Schedule 2.

4.	Conditions to Closing

1.	Closing shall be conditional on the following Conditions having been fulfilled or waived in writing in accordance with the terms of this Agreement:

(a)	all notifications, filings and applications having been made to any competent Governmental Entity and each Governmental Entity has either:

EXECUTION VERSION

(i)
given the approval, consent or clearances required under relevant law for completion of the Proposed Transaction, either unconditionally or subject to conditions, obligations, undertakings or modifications accepted by the Purchaser;

(ii)	rendered a decision that no approval, consent or clearance is required under relevant law for completion of the Proposed Transaction; or

(iii)
failed to render a decision within the applicable waiting period under law and such failure is considered under such law to be a grant of all requisite consents or clearances under such law or referred the Proposed Transaction or any part thereof to another Governmental Entity in accordance with law and one of the requirements listed in items (i) through (ii) above has been fulfilled in respect of such other Governmental Entity.

(b)
the Seller and its Affiliates having obtained from Wells Fargo Bank, N.A. as Lender and Agent under the Credit Agreement (the “Credit Agreement”) entered into as of  May 7, 2012 by and among the lenders identified in the signature pages to the Credit Agreement, Wells Fargo Bank, N.A. (as “Agent”, and such other capacities as described in the Credit Agreement) and Ciber Inc. and certain of its subsidiaries as set forth in the Credit Agreement: (i) the written consent for the entering into and consummation of the transaction contemplated by this Agreement and (ii) the written release, effective as of Closing, of any and all Third Party Rights that have been established as security for the Loans (as defined in the Credit Agreement) under the Credit Agreement over any of the Business Assets; and

(c)	there shall not have occurred any Material Adverse Change or any events or circumstances that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change.

2.
The Purchaser shall, at its own cost, use reasonable efforts to ensure that the Condition in clause 4.1.(a) is fulfilled promptly after the date of this Agreement. The Purchaser and the Seller shall, each at its own cost, use reasonable efforts to ensure that the other Conditions are fulfilled to the reasonable satisfaction of the Purchaser as soon as reasonably practicable. The Seller and Purchaser shall cooperate in obtaining all consents, approvals or actions of any Governmental Entity which are required in order to satisfy any relevant Condition and shall take all steps as are reasonable for that purpose (including making appropriate submissions, notifications and filings, in consultation

EXECUTION VERSION

with the other, on or before the date of this Agreement). The Seller and Purchaser shall for this purpose:

(a)
promptly (but in any case within 2 Business Days) notify the other Party (and provide copies or, in the case of non-written communications, details) of any communications with any such Governmental Entity relating to any such consent, approval or action, save to the extent such communications contain commercially sensitive information of a Party or any of its Affiliates;

(b)	keep the other informed of any communication (whether written or oral) with any such Governmental Entity;

(c)	take into account any reasonable comments and requests of the other Party and its advisers; and

(d)
regularly review with the other Party the progress of any notifications or filings with a view to obtaining the relevant consent, approval or action from any Governmental Entity at the earliest reasonable opportunity.

3.
The Seller shall, to the extent legally permissible, provide any Governmental Entity and, save to the extent such information contains commercially sensitive information of the Seller or any member of the Seller Group, the Purchaser and its legal advisers with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity.

4.
If a Governmental Entity is prepared to grant its consent or approval only subject to compliance with specific conditions or obligations to be imposed upon the Purchaser, the Purchaser shall have the sole and absolute discretion whether or not to accept the imposition of such conditions and obligations.

5.	The Condition in clause 4.1(c) may be waived by notice in writing from the Purchaser.

6.
The Seller and the Purchaser shall each notify the other promptly (but in any event within 2 Business Days) upon becoming aware that any of the Conditions have been fulfilled. The first Business Day on or by which all Conditions have been fulfilled (or waived in accordance with clause 4.5) is the Unconditional Date.

7.
If the Unconditional Date has not occurred on or before the day that is 45 days after the date of this Agreement (the Longstop Date) (or such later date as the Parties may agree in writing), this Agreement shall automatically terminate (other than in respect of the Surviving Provisions). In such event, neither Party (nor any of its Affiliates) shall have any claim under the Transaction Documents of any nature whatsoever against the other Party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

EXECUTION VERSION

5.	Closing

1.
Closing shall take place at the Amsterdam offices of the Purchaser’s lawyers at the date as may be agreed between the Parties but in any event no later than the 2nd Business Day after the Unconditional Date (the Closing Date).

2.
At Closing each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates in Schedule 3.

3.
If the Seller (on the one hand) or the Purchaser (on the other) fails to comply with any material obligation in Schedule 3, then the other Party shall be entitled (in addition to and without prejudice to other rights and remedies available) by written notice to the Party in default on the date Closing would otherwise be due to take place, to:

(a)	require Closing to take place so far as practicable having regard to the defaults which have occurred; or

(b)
notify the Party in default of a new date for Closing (being not more than 5 Business Days after the original date for Closing) in which case the provisions of this clause 5 (other than this clause 5.3) and Schedule 3 shall apply to Closing as so deferred; or

(c)	terminate this Agreement (other than the Surviving Provisions).

4.
If this Agreement is so terminated, neither Party nor any of its Affiliates shall have any claim under this Agreement of any nature against the other Party or its Affiliates (except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions).

6.	Verification of Receivables

1.
The Parties shall determine the value of the Net Receivables of the Business as at the Closing Date that shall be transferred to the Purchaser in accordance with the provisions of Schedule 4. For the purpose of this Clause 6 and Schedule 4, Net Receivables) means the excess of receivables and related short term assets in excess of payables and related short term liabilities, excluding any fixed assets transferred.

2.
When the Net Receivables have been finally agreed or determined in accordance with the provisions of Schedule 4, if the amount of the Net Receivables is less than US$2,700,000, then the Seller shall pay an amount equal to the difference to the Purchaser. If the amount of the Net Receivables is more than US$2,700,000, then the Purchaser shall pay an amount equal to the difference to the Seller.

3.
The Seller and Purchaser agree that, once the Net Receivables have been agreed or determined in accordance with the provisions of Schedule 4, the Seller or, as the case may be, the Purchaser, shall make any applicable payment within 5 Business Days of

EXECUTION VERSION

the date on which the Net Receivables are agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 22 of this Agreement.

7.	Seller Warranties

1.	The Seller represents and warrants to the Purchaser that on the date of this Agreement and at Closing each and every one of the statements set forth in Schedule 5 is true and accurate.

2.	The Warranties are given subject to the limitations set out in Schedule 6.

3.
None of the limitations in Schedule 6 shall apply to any Claim which arises as a consequence of fraud or fraudulent misrepresentation by any director, officer or employee of any member of the Seller Group, or by any member of the Seller Group.

4.
Except in the case of fraud (bedrog) or wilful intent (opzet) and as against any individual or entity who has acted fraudulently, the Seller agrees and undertakes with the Purchaser that neither it nor any other member of the Seller Group has any rights against, and will waive and shall not make any claim against, any director, officer, employee, adviser or agent of: (i) the Business; or (ii) any member of the Purchaser Group, on whom the Seller may have relied before agreeing to any term of this Agreement or any other Transaction Document or before entering into this Agreement or any other Transaction Document.

5.	Notwithstanding clause 35, the provisions of clause 7.4 may be relied upon and enforced by each individual or entity for whose benefit it is expressed or intended to be given.

6.
In the event of a breach of any of the Warranties, the Seller shall, subject to the provisions of this clause and Schedule 6 and without prejudice to any other rights or remedies the Purchaser may otherwise have, compensate the Purchaser for all Damages incurred by the Purchaser, its Affiliates and the Business in connection with such breach of Warranty, including payment in cash to the Purchaser of a sum equal to the aggregate of:

(a)	the amount which would be necessary to put the Business into the financial position which would have existed had there been no breach of the Warranty; and

(b)	all other Damages suffered or incurred by the Purchaser or any of its Affiliates (including the Business), directly or indirectly, as a result of or in connection with the breach of Warranty.

8.	Purchaser Warranties
The Purchaser hereby represents and warrants to the Seller that on the date of this Agreement each and every one of the statements set forth in Schedule 7 is true and accurate.

EXECUTION VERSION

9.	Conduct of Purchaser Claims

1.
If the Purchaser becomes aware of any claim or potential claim by a third party (a Third Party Claim) that might result in a Claim being made by the Purchaser, the Purchaser (subject to the Purchaser and each member of the Purchaser Group being indemnified and secured to the Purchaser’s reasonable satisfaction by the Seller against all reasonable out-of-pocket costs and expenses, including those of its legal advisers, incurred in respect of that Third Party Claim) shall:

(a)
as soon as reasonably practicable but in any event within 20 Business Days of becoming aware of such Third Party Claim, give notice of such Third Party Claim to the Seller and ensure that the Seller is given all reasonable information and facilities to investigate it;

(b)
not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior consultation with the Seller and shall ensure that any agreement or compromise shall at all times strike a fair balance between the interests of the Seller in keeping the Damages as low as possible on one hand and the interests of the Purchaser in maintaining good business relationships with such third parties on the other hand; and

(c)
(subject to the Purchaser or the relevant member of the Purchaser Group being entitled to employ its own legal advisers) ensure that it and each member of the Purchaser Group shall take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim, save to the extent that to do so would:

(i)	breach any duty of confidentiality owed by the Purchaser or a member of the Purchaser Group to a third party; or

(ii)	prejudice the ability of the Purchaser to bring a claim against the Seller.

2.
The rights of the Seller under clause 9.1(b) and (c) shall only apply to a Third Party Claim if the Seller gives notice to the Purchaser in writing of its intention to exercise its rights within 10 Business Days of the Purchaser giving notice of the Third Party Claim and also acknowledges that the Seller is liable, subject to the remaining provisions of this Agreement, for Damages to the Purchaser arising from that Third Party Claim. If the Seller does not give notice during that period, the Purchaser shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against any member of the Purchaser Group out of which that Third Party Claim may arise.

EXECUTION VERSION

3.
Neither the Purchaser nor any of its Affiliates shall be required to take any action or refrain from taking any action pursuant to clause 9.1 if the action or omission requested would, in the reasonable opinion of the Purchaser, be prejudicial to the business, including the commercial interests, reputation, goodwill or relationships, of the Purchaser or any of its Affiliates or to the Business, including its commercial interests, reputation, goodwill or relationships.

4.	The Purchaser shall not be precluded from bringing any claim for breach of any of the terms of this Agreement by reason of any breach of the terms of this clause 9.1.

10.	Escrow

1.	The Seller, the Purchaser and the Escrow Agent shall enter into the Escrow Agreement on Closing.

2.	The Escrow Amount shall be held in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

3.
Subject to clause 10.4 below and the remaining provisions of this clause 10.3, the funds in the Escrow Account shall be retained for a period of 18 months from Closing (the Escrow Period). Subject to clause 10.4 below, the Purchaser and the Seller shall issue joint written instructions to the Escrow Agent to release to the Seller the funds in the Escrow Account in accordance with the terms of the Escrow Agreement and as follows:

(a)
on the first anniversary of the Closing Date (the First Release Date), the following amount shall be released to the Seller (solely if such amount is a positive number, it being agreed that no amount shall be released to the Seller such amount is a negative number):

(i)	US$2,500,000; minus

(ii)	the total amount released from the Escrow Account to any person prior to the First Release Date; minus

(iii)	the aggregate amount of all outstanding Escrow Claims (if any) as of the First Release Date;

(b)
at the end of the Escrow Period (the Second Release Date), the following amount shall be released to the Seller (solely if such amount is a positive number, it being agreed that no amount shall be released to the Seller if such amount is a negative number):

(i)	the amount remaining in the Escrow Account as of the Second Release Date; minus

(ii)	the aggregate amount of all outstanding Escrow Claims (if any) as of the Second Release Date.

EXECUTION VERSION

4.
To the extent that the Purchaser shall have notified the Seller of any Escrow Claim prior to the expiry of the Escrow Period and the amount of any such Escrow Claim shall have been Agreed or Determined, the Seller and the Purchaser shall immediately upon such Agreement or Determination issue joint written instructions to the Escrow Agent to pay the amount of such Claim from the Escrow Account or, if the aggregate amount in the Escrow Account is less than the amount of the liability, the aggregate amount then standing to the credit of the Escrow Account, to the Purchaser.

5.
To the extent that the liability for or the quantum of any Escrow Claim or Escrow Claims notified shall not have been Agreed or Determined by the expiry of the Escrow Period (any such Claim, a Relevant Claim), then the amount of the Relevant Claim(s) shall be retained in the Escrow Account following expiry of the Escrow Period until such Relevant Claim(s) are Agreed or Determined. Immediately upon such amount being Agreed or Determined the Seller and the Purchaser shall issue joint written instructions to the Escrow Agent to pay the amount of any Relevant Claim(s) from the Escrow Account or, if the aggregate amount in the Escrow Account is less than the amount of the liability (as so Agreed or Determined), the aggregate amount then standing to the credit of the Escrow Account, to the Purchaser. Immediately once all such Relevant Claims have been so Agreed or Determined and paid to the Purchaser, the balance (if any) remaining in the Escrow Account shall be paid to the Seller.

6.	Both the Seller and the Purchaser undertake to issue instructions for payment from the Escrow Account of the amounts due under the above clauses without delay.

11.	No Rights of Rescission or Termination
Other than in accordance with clause 4.7 or 5.3, neither Party shall be entitled to rescind (ontbinding), dissolve (vernietiging) or otherwise terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation or wilful intent.

12.	Business Assets, Contracts and Liabilities
Business Assets

1.
From Closing, the Seller shall indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors, agents, representatives and employees against and in respect of the Costs resulting from, or otherwise relating to, any liabilities or obligations relating to the Business Assets to the extent that the actual liabilities or obligations exist before Closing.

2.	From Closing, the Purchaser shall indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, agents, representatives and employees against

EXECUTION VERSION

and in respect of the Costs resulting from, or otherwise relating to, any liabilities or obligations in relation to the Business Assets on or after Closing.
Excluded Assets

3.	Nothing in this Agreement or any Transaction Document shall operate to transfer any of the Excluded Assets to the Purchaser or make the Purchaser liable for any of the Excluded Liabilities.
Assumed Liabilities

4.
The Purchaser undertakes to indemnify and hold the Seller and each of its Affiliates harmless against any and all Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of any failure to transfer and/or fully discharge such Assumed Liabilities when due and payable.

5.
After Closing, the Purchaser shall at the cost of the Seller execute and deliver all such further documents and/or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Seller Group from any Assumed Liabilities or the assumption by the Purchaser as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller Group (in each case on a non‑recourse basis to any member of the Seller Group).

Business Contracts, Business Claims

6.
The provisions of Schedule 8 shall apply if and to the extent that the benefit and/or burden of any of the Business Contracts and Business Claims cannot be assigned or transferred to the Purchaser without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (such consent, a Third Party Consent).

13.	Trademark license
On Closing, the Seller, the Purchaser and Ciber Inc. shall enter into a trademark license agreement (Trademark License Agreement), in the Agreed Form attached hereto as Schedule 13.

14.	Transitional Services

1.
On Closing, the Seller and Purchaser shall enter into a transitional services agreement (Transitional Services Agreement) in order to effect the smooth and orderly transfer of the Business from the Seller to the Purchaser and to enable the Purchaser to continue to operate the Business after Closing without any business interruption. The Transitional Services Agreement shall be entered into on the basis of the following principles:

(a)	the Seller shall, and will procure that any member of the Seller Group shall, provide, for a period per type of service as specified in the Transitional Services

EXECUTION VERSION

Agreement, transitional services reasonably required to operate the Business post-Closing including, but not limited to, use of various IT systems including salesforce, finance systems, and billing systems (the Transitional Services);

(b)	the Transitional Services shall be provided against actual cost plus 5%, unless otherwise specified in the Transitional Services Agreement;

(c)	the Seller shall provide the Transitional Services to a standard and level which is equivalent to the standard and level enjoyed by the Business in the 12 months prior to the Closing Date; and

(d)
the Seller shall procure that on the Closing Date all necessary consents, permissions, licences, permits, and/or authorisations from third party suppliers required for the provision of the Transitional Services have been secured.

2.
It is understood that the schedules to the Transitional Services Agreement (the Schedules) at the date of this Agreement contain partial details of the Transitional Services and the agreed costs of the Transitional Services. It is hereby agreed that the Schedules may be supplemented if so agreed between the Seller and the Purchaser between the date of this Agreement and the Closing Date, on the understanding that the aggregate monthly cost to the Purchaser of the Transitional Services shall not exceed the reasonable aggregate monthly costs of such Transitional Services, as evidenced by written proof provided by the Seller to the Purchaser, plus the 5% mark-up referred to in clause 14.1(b) above.

15.	Business Properties
The provisions of Schedule 9 shall apply in respect of the Business Properties.

16.	Employees

1.
The Parties intend that the sale and transfer of the Business Assets and Assumed Liabilities from the Seller to the Purchaser qualifies as a sale by virtue of which the employment of the Employees of the Seller shall automatically and by virtue of law (Section 7:662 and further of the Dutch Civil Code) transfer from the Seller to the Purchaser.

2.
If the rights, powers, duties, liabilities and obligations of the Seller in respect of the employment of any of the Employees in force immediately before the Closing Date do not transfer to the Purchaser in accordance with Section 7:662 and further of the Dutch Civil Code, then the Purchaser shall to such Employees who were immediately prior to the Closing Date in fact wholly or substantially engaged in the Business, make offers of employment on terms and conditions which are no less favourable taken as a whole than those on which each such Employee was employed by the Seller immediately prior to the Closing Date. Where those Employees accept such offers of employment, the

EXECUTION VERSION

Seller will ensure that they are released from employment, and from any post-termination restrictions (such as non-compete covenants) that might otherwise prevent such Employees from working for the Purchaser, with effect from the close of business on the Closing Date or on the date of acceptance of employment with the Purchaser, if later.

3.
If the rights, powers, duties, liabilities and obligations of the Seller in respect of the employment of any individual who is not an Employee transfer to the Purchaser in accordance with Section 7:662 and further of the Dutch Civil Code (or if any individual alleges that his employment did so transfer), then the Seller shall, subject to Clause 16.4, redeploy such individual within its company and make an offer of employment to the relevant individual on terms and conditions which are identical to the terms and conditions on which each such individual was employed by the Seller immediately prior to the Closing Date. Where those individuals accept such offers of employment, the Purchaser will ensure that they are released from employment, and from any post-termination restrictions (such as non-compete covenants) that might otherwise prevent such individuals from working for the Seller, with effect from the close of business on the Closing Date or on the date of acceptance of employment with the Seller, if later.

4.
Instead of offering the relevant individual redeployment pursuant to clause 16.3, the Seller may request the Purchase to terminate the contract of employment of such individual, in which case the Purchaser will, in consultation with the Seller, use reasonable efforts to terminate the contract of employment of such individual as soon as practicably possible. In such case the Seller shall indemnify the Purchaser against all Costs and Liabilities arising out of or in connection with the employment of the relevant individual up to the last day of employment with the Purchaser, including any Costs and Liabilities in relation to the employment of the individual by the Seller that transferred to the Purchaser on the Closing Date and the cost of termination of the employment of the individual with the Purchaser. The foregoing also applies in case the individual does not accept to be reemployed by the Seller, should the Seller so offer pursuant to clause 16.3.

5.
The Seller shall procure that, in respect of each Employee (including Employees who have accepted the Purchaser’s offer of employment in accordance with 16.2), it will perform, assume and discharge all amounts payable to or in relation to Employees, either accrued in or relating to the period up to the close of business on the Closing Date and the Seller shall indemnify and hold the Purchaser harmless against any such Costs and Liabilities incurred by the Purchaser.

EXECUTION VERSION

17.	Retirement Benefits

1.
The Purchaser shall replicate the benefits provided through the Pension Schemes of the Seller or provide benefits that are materially equivalent to the Employees with effect from the Closing Date or as soon as practicably possible thereafter. The Seller will assist the Purchaser to procure that such replacement retirement benefit plans will be in place on the Closing Date and that the Employees can (continue to) participate in such plans as per that date.

2.
To the extent it will not be possible to have a replacement retirement benefit plan in place on the Closing Date, the Seller will procure that the Employees may continue to participate in the Pension Schemes of the Seller for a transitional period of at maximum 6 months against payment by the Purchaser of the pension costs due by the Seller in respect of the participation of the Employees in the relevant retirement benefit plans. The Seller shall make available the relevant invoices received from the pension provider as soon as possible after receipt to the Purchaser, which will then pay the invoices on behalf of the Seller to the pension provider.

18.	Tax

1.
All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever except only where this Agreement provides otherwise or the law requires it. If the law requires any deduction or withholding from any payment in respect of a Purchaser Obligation or a Seller Obligation then, except in relation to interest, the payer shall be obliged to pay the recipient such additional sum as will, after the deduction or withholding has been made, leave the recipient with the same amount it would have received in the absence of the requirement to make a deduction or withholding.

2.
The Seller and the Purchaser take the position that the transfer of the Business Assets and the Assumed Liabilities should for value added tax purposes constitute the transfer to the Purchaser of all or part of the business of the Seller as a going concern and should accordingly fall within article 37d of the VATA so as to be treated as neither a supply of goods nor a supply of services for the purposes of VAT. Subject to paragraph 18.4 below, the Seller and the Purchaser will file their VAT returns and where relevant will act in accordance with this position.

3.	The Seller represents and warrants to the Purchaser that it is registered for the purposes of VAT.

4.
Only if the Netherlands tax authorities state in writing that the transfer of the Business Assets and the Assumed Liabilities pursuant to this Agreement does not fall within the provisions of article 37d of the VATA, then the Seller shall notify the Purchaser of such

EXECUTION VERSION

ruling immediately upon it being so advised by the Netherlands tax authorities and the Purchaser shall, in addition to the Final Price, pay to the Seller (against the production of a valid VAT invoice and a copy of the ruling) the amount of any VAT which is chargeable in respect of the transfer of the Business Assets and the Assumed Liabilities within 10 Business Days of demand by the Seller.

5.
If the Purchaser disagrees with the statement of the Netherlands tax authorities referred to in clause 18.4 above, it may, within 10 Business Days of being notified by the Seller of that statement, give notice to the Seller that it requires the Seller to file an objection (bezwaar) against such statements and/or the VAT assessment based on it.

6.
Immediately upon the Seller being advised by the Netherlands tax authorities of their decision upon the objection referred to in clause 18.5 above, the Seller shall notify the Purchaser of that decision and, if the Purchaser disagrees with that decision, the Purchaser may:

(a)	give notice to the Seller that it requires the Seller to appeal against that decision in such manner as the Purchaser may request; or

(b)	itself make all such appeals against that ruling as the Purchaser shall consider appropriate with such assistance from the Seller as the Purchaser shall reasonably request from time to time, and in either case, the Seller shall comply with any such request as soon as practicable.

7.	If the objection/appeal referred to in clause 18.5 or 18.6 above is successful, the Seller will pay to the Purchaser:

(a)	all amounts paid by the Purchaser pursuant to this clause 18.7, and

(b)
any interest or other amounts received from the Netherlands tax authorities and referable to the amount previously taken to be VAT charged in respect of the transfer of the Business Assets and the Assumed Liabilities pursuant to this Agreement.

19.	Insurance

1.
From the date of this Agreement until 30 June 2016 (the Insured Period), the Seller shall (and shall ensure that each of its Affiliates shall), at the Purchaser's cost from the Closing Date until the expiry of the Insured Period and at actual cost without any mark-up, continue in force and comply with all policies of insurance, including, for the avoidance of doubt, any workers compensation insurance, maintained by them in respect of the Business (including in respect of each of the Business Properties, except for those Business Properties where there is a lease and there is an obligation on the landlord to insure).

EXECUTION VERSION

2.
If any insured event occurs before the expiry of the Insured Period in relation to the Business, the Seller shall use all reasonable efforts to make recovery under the relevant policy prior to the expiry of the Insured Period. To the extent that recovery is made, the Seller shall ensure that the proceeds are applied to restore or replace the relevant insured asset(s) or passed to the Purchaser on the last day of the Insured Period.

3.
From the expiry of the Insured Period, the Seller shall ensure that all insurance policies which are in force at the expiry of the Insured Period continue in force on the same terms to the extent that (i) they provide cover in relation to the carrying on of the Business before the expiry of the Insured Period and/or any matter or event occurring in relation to any Business Asset before the expiry of the Insured Period and (ii) under their respective terms, claims can still be made or pursued after the expiry of the Insured Period. The claims that will be made or pursued by or on behalf of the Purchaser Group under the insurance policies (together the Permitted Claims) will include those that have already been notified to the relevant insurer(s) before the expiry of the Insured Period and are pending or outstanding at the expiry of the Insured Period and any additional claims that are notified to the relevant insurer(s) on or before the second anniversary of the Closing.

4.
The Seller shall ensure that each member of the Seller Group shall take such steps as the Purchaser reasonably requires to make and/or pursue any Permitted Claim (including giving notice of the claim to the insurer at the request of the Purchaser) or to assist any member of the Purchaser Group in making the claim, and shall pay to the Purchaser any proceeds actually received within 5 Business Days of their receipt after deducting (in either case) all costs reasonably incurred by the Seller or relevant member of the Seller Group in recovering such proceeds.

5.
Upon the expiry of the Insured Period, and subject to the provisions of clause 19.3 above, all insurance cover arranged in relation to the Business by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease (other than in relation to insured events taking place before the expiry of the Insured Period) and no member of the Purchaser Group shall make any claim under any such policies in relation to insured events arising after the expiry of the Insured Period.

20.	Information, Records and Assistance Post‑Closing

1.	For 7 years following the Closing Date:

(a)
each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Business and to the period up to

EXECUTION VERSION

Closing (the Purchaser Records), and such other information, assistance and access to records and personnel as it reasonably requires, but only for the purposes of the preparation of any tax return or regulatory filing by the Seller (or any member of the Seller Group); and

(b)
each member of the Seller Group shall provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Business (the Seller Records), and such other information, assistance and access to records and personnel as it reasonably requires, but only for the purposes of the preparation of any tax return or regulatory filing by the Purchaser (or any member of the Purchaser Group).

These obligations are subject to the provisions of clause 24.

2.	For 7 years following the Closing Date:

(a)
no member of the Purchaser Group shall dispose of, or destroy any of, the Purchaser Records necessary for the preparation of any tax return or regulatory filing by the Seller (or any member of the Seller Group) without first giving the Seller at least 2 months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense); and

(b)
no member of the Seller Group shall dispose of, or destroy any of, the Seller Records necessary for the preparation of any Tax return or regulatory filing by the Purchaser (or any member of the Purchaser Group) without first giving the Purchaser at least 2 months’ notice of its intention to do so and giving the Purchaser a reasonable opportunity to remove and retain any of such records (at the Purchaser’s expense).

3.	Following the Closing Date:

(a)
notwithstanding the obligations of clause 9, each member of the Purchaser Group shall (at the Seller’s expense, to the extent the costs are reasonable) give such assistance to any member of the Seller Group (including access to records and personnel) as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the Business, including proceedings relating to employees’ claims or taxation; and

EXECUTION VERSION

(b)	the Seller shall promptly give to the Purchaser all written notices, correspondence, information or enquiries received by it in relation to the Business; and

(c)
the Purchaser shall promptly give to the Seller all written notices, correspondence, information or enquiries received by it in relation to any business of the Seller Group not forming part of the Business.

4.
If, during a period of 18 months following the Closing Date, any member of the Seller Group receives any correspondence or amount which is part of or relates to the Business (including, for the avoidance of doubt, any payments received into a bank account of the Seller or any member of the Seller Group for any receivables or Trade Debtors transferred to the Purchaser in terms of this Agreement), the Seller shall, as soon as practicable and in any event within 48 hours, ensure that such correspondence or amount (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any member of the Seller Group as a result of holding that correspondence or amount since Closing) is transferred to such member of the Purchaser Group as the Purchaser shall specify, at no cost. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for this purpose. Furthermore, the Seller and the Purchaser shall promptly after Closing inform, in writing, all Trade Debtors and other clients of the Business of the bank account details of the new bank account in the name of the Purchaser to which receivables should, as from Closing, be paid.

5.
If, during a period of 18 months following the Closing Date, any member of the Purchaser Group receives any correspondence or amount which is not part of and does not relate to the Business, the Purchaser shall, as soon as practicable and in any event within 48 hours, ensure that such correspondence or amount (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any member of the Purchaser Group as a result of holding that correspondence or amount since Closing) is transferred to such member of the Seller Group as the Seller shall specify, at no cost. The Seller shall provide such assistance to the Purchaser as the Purchaser reasonably requires for this purpose.

6.
The Purchaser agrees that it shall, in relation to any Business Contracts which as at the Closing provide for services to be rendered by any member of the Seller Group (other than the Seller itself) outside the Netherlands (the Foreign Business Contracts), for the first 6 months after the Closing Date (the Foreign Business Contracts Period), continue to engage the relevant members of the Seller Group to render the relevant services, provided that:

EXECUTION VERSION

(a)	the services shall be to a standard and level which is equivalent to the standard and level enjoyed in the 12 months prior to the Closing Date;

(b)	the relevant member of the Seller Group complies with its obligations under the applicable Foreign Business Contract;

(c)
the Seller and the relevant member of the Seller Group indemnifies the Purchaser against any claims or losses suffered by or against the Purchaser arising from or as a result of the conduct of the relevant member of the Seller Group under the relevant Foreign Business Contract; and

(d)
between the Closing Date and the end of the Foreign Business Contracts Period, the Parties shall negotiate in good faith whether and, if so, on which terms the relevant members of the Seller Group will continue to render services under the Foreign Business Contracts after the end of the Foreign Business Contracts Period.

7.
The Purchaser furthermore agrees that where any customer contract, that is already in effect as at Closing and has been entered into between any member of the Seller Group (other than the Seller), on the one hand, and a non-Dutch client, on the other hand (each such contract a Foreign Seller Contract), provides for part of the services under such Foreign Seller Contract to be rendered in the Netherlands (for example to such non-Dutch client's Dutch subsidiaries), the Seller or the relevant member of the Seller Group shall offer the Purchaser the opportunity to provide the relevant services in the Netherlands on a sub-contracting basis via the Purchaser, it being understood that:

(a)	the services shall be to a standard and level which is equivalent to the standard and level enjoyed in the 12 months prior to the Closing Date;

(b)
the Purchaser indemnifies the Seller against any claims or losses suffered by or against the Seller arising from or as a result of the conduct of the Purchaser under the relevant Foreign Seller Contract;

(c)
the Seller and the members of the Seller Group shall not implement or agree to the amendment or variation of any Dutch element of a Foreign Seller Contract without the prior written consent of the Purchaser; and

(d)
the Seller and the members of the Seller Group shall not negotiate or enter into any new contract which provides for part of the services to be rendered in the Netherlands or agree to the extension of any Foreign Seller Contract without the prior written consent of the Purchaser.

If the Purchaser informs the Seller that it does not want to or cannot provide the relevant services in the Netherlands on a sub-contracting basis, or if the Purchaser does not respond to such offer within 15 Business Days, the Seller or the relevant member of the

EXECUTION VERSION

Seller's Group shall be entitled to provide such services in the Netherlands and the non-compete obligations included in clause 21.1 shall not apply.

8.
The Parties furthermore acknowledge that the ultimate parent company of the Seller, Ciber Inc., is currently in discussions with a Key Prospective Client (as referred to in Part B, Paragraph 1 of the Disclosure Letter) regarding the provision of Project and Ongoing Services under the Master Services Agreement with other group members of that Key Prospective Client (the Proposed Contract).  Ciber Inc (who has signed this agreement solely for the purpose of acknowledging and agreeing to the provisions of this clause) hereby undertakes that if the Proposed Contract is entered into with the Key Prospective Client and/or if Ciber Inc or any other member of the Seller Group starts providing such services to the Key Prospective Client, then Ciber Inc. shall procure that the Purchaser shall be offered the opportunity to, on a sub-contracting basis, provide all the services under such Proposed Contract that are to be provided in the Netherlands.  If the Purchaser informs the Ciber Inc. that it does not want to or cannot provide the relevant services in the Netherlands on a sub-contracting basis, Ciber Inc or such other relevant member of the Seller's Group shall be entitled to provide such services in the Netherlands and the non-compete obligations included in clause 21.1 shall not apply.

21.	Post‑Closing Protective Covenant

1.
Except as permitted pursuant to clause 20.7 and clause 20.8, the Seller shall ensure that neither it nor any of its Affiliates shall (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in the Netherlands for a period of 3 years after the Closing Date. For this purpose Competing Business means a business which competes with any business carried on during the 12 months preceding the Closing Date by the Business.

2.
Neither the Seller nor any of its Affiliates shall (whether alone, jointly with another, directly or indirectly), for 2 years after Closing, offer to employ or seek to entice away from the Business, the Purchaser or any member of the Purchaser Group, or conclude any contract for services with, any person who was employed by the Business at any time during the 12 months ending on the date of this Agreement.

3.
Each of the undertakings in clauses 21.1 and 21.2 is given to the Purchaser and to each of its Affiliates. The Seller acknowledges that each is an entirely independent restriction and is no greater than is reasonably necessary to protect the interests of the Purchaser and its Affiliates. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.

EXECUTION VERSION

22.	Payments

1.
Subject to the provisions of clause 2.2, any payment to be made pursuant to this Agreement by the Purchaser to the Seller (or any member of the Purchaser Group) shall be made to the Seller’s Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

2.
Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

3.
Payment under clauses 22.1 and 22.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

4.
If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

5.	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.

23.	Announcements

1.
Notwithstanding clause 24, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any announcement or issue any circular or press release in connection with the existence or subject matter of this Agreement (or any of the other Transaction Documents) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed). To the extent permitted by laws or regulations, the foregoing also applies in case the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. To the extent not permitted by such laws or regulations, the Party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other Party in advance as to its form, content, and timing, and the only contents of such announcement shall be as required by law.

24.	Confidentiality

1.	For the purposes of this clause 24:

(a)	Confidential Information means:

EXECUTION VERSION

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, the Business; or

(ii)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, the Business; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the Party has determined from information it has received including any forecasts or projections;

(b)
Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates.

2.
Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 24 permits or (ii) as the other Party approves in writing.

3.	Clause 24.2 shall not prevent disclosure by a Party or its Representatives if and to the extent it can demonstrate that:

(a)
disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the obligations as laid down in Clause 22.1 shall be observed by the disclosing Party);

(b)
disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault (or that of its Representatives); or

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

4.	Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for

EXECUTION VERSION

purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

5.	If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)
return to the Seller all written documents and other materials relating to the Seller, the Business or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

25.	Assignment
Unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 25 shall be void.

26.	Further Assurances

1.
Each of the Seller and the Purchaser shall, from the Closing Date, execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to the Transaction Documents and to secure to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser under the Transaction Documents.

2.	Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under the Transaction Documents that are expressed to apply to any such Affiliates.

3.
If at the Closing Date the Purchaser takes transfer of any interest in any asset which is not part of the Business or any member of the Seller Group is subject to any liability which is part of the Assumed Liabilities, the Seller may give written notice to the Purchaser of the same at any time within 18 months following Closing. If such notice is given the Purchaser shall, as soon as practicable, ensure that such interest (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any member of the Purchaser Group as a result of holding that interest since Closing) is transferred to such member of the Seller Group as the Seller shall specify, or such liability is transferred to such a member of the Purchaser Group as the Purchaser shall specify, on terms that no consideration is payable by any person for such transfer. The Seller

EXECUTION VERSION

shall provide such assistance to the Purchaser as the Purchaser reasonably requires for this purpose.

4.
If at the Closing Date any member of the Seller Group owns any interest in any asset which is part of the Business or the Purchaser is subject to any liability which is not part of the Assumed Liabilities, the Purchaser may give written notice to the Seller of the same at any time within 18 months following Closing. If such notice is given the Seller shall, as soon as practicable, ensure that such interest (together with any benefit or sum, net of tax and other out of pocket expenses, accruing to any member of the Seller Group as a result of holding that interest since Closing) is transferred to such member of the Purchaser Group as the Purchaser shall specify, or such liability is transferred to such a member of the Seller Group as the Seller shall specify, on terms that no consideration is payable by any person for such transfer. The Purchaser shall provide such assistance to the Seller as the Seller reasonably requires for this purpose.

5.	Clauses 26.3 and 26.4 shall not apply to the extent that the treatment of a particular asset or liability is separately contemplated by another provision of the Transaction Documents.

6.
The Purchaser shall ensure that as from the Closing Date, none of its employees shall use any Intellectual Property Rights relating to Utilities in a Box which is owned by Ciber, Inc (and therefore not part of the Business).

27.	Costs
Except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

28.	Notices

1.
Any notice in connection with this Agreement shall be in writing in English and delivered by hand, registered post or courier using an internationally recognised courier company, or by email. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) if delivered by email, at the time of sending.

2.	The addresses of the Parties for the purpose of clause 28.1 are:

EXECUTION VERSION

Seller	Address: 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado, USA
For the attention of:	Christian Mezger Chief Financial Officer
E-mail address: CMezger@ciber.com
With a copy to:
For the attention of:	Sean Radcliffe Senior Vice President, General Counsel and Corporate Secretary Address: 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado, USA
E-mail address: SRadcliffe@ciber.com
Purchaser	Address: Diemerhof 16 1112 XN Diemen Netherlands
For the attention of:	Humphrey Perdaems, ManpowerGroup Financieel Directeur
E-mail address: Humphrey.Perdaems@manpowergroup.nl
With a copy to:	Address: The Helicon One South Place, London EC2M 2RB
For the attention of:	Emily Gleeson Director of Legal Affairs EMEA. ManpowerGroup
E-mail address: Emily.Gleeson@manpowergroup.com

3.	A Party may notify the other Party of a change to its name, relevant addressee, address or email address for the purpose of this clause 28, provided that such notice shall only be effective upon:

(a)	the date specified in such notice as the date on which the change is to take place; or

(b)
if, in such notice, no date is specified or the date to be specified is less than 5 Business Days after the date on which such notice is given, the date following 5 Business Days after such notice has been given.

29.	Conflict with other Agreements
If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between the Seller and any members of the Purchaser Group) unless such other agreement expressly states that it overrides this Agreement in the relevant respect.

EXECUTION VERSION

30.	Whole Agreement
This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the sale and purchase of the Business and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction.

31.	Waivers, Rights and Remedies
Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

32.	Counterparts
This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

33.	Variations
No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to it.

34.	Invalidity
Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

35.	Third Party Enforcement Rights
Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to persons who are not a Party to this Agreement. To the extent this Agreement

EXECUTION VERSION

expressly grants rights to third parties, the Parties to this Agreement shall be permitted to change or exclude such rights at any time without the consent of the respective third party.

36.	Governing Law and Jurisdiction

1.
This Agreement, including the arbitration provision contained in clause 36.2, shall be governed by and construed in accordance with the laws of the Netherlands (and excluding, for the avoidance of doubt, the laws of any non-European part of the Netherlands).

2.
All disputes between the Parties hereto arising under or in connection with this Agreement or further agreements resulting from this Agreement, including all disputed claims for breach by any party of any representation, warranty, undertaking or covenant under this Agreement (a Dispute), shall be finally resolved by arbitration in accordance with the rules of the Netherlands Arbitration Institute in Rotterdam (the Rules), provided always that the Parties have the right to submit any such dispute in summary proceedings to the district court in Amsterdam and the right to obtain seizure. The arbitrators, who shall be appointed in accordance with the Rules, shall decide according to the rules of the law. The arbitral tribunal shall consist of 3 arbitrators. The arbitral proceedings shall be conducted in the English language. The place of arbitration shall be Amsterdam, the Netherlands.

Schedule 1
The Business

Part A	: Categories of Businesses Assets
The Business includes, but is not limited to, the following (and excludes the Excluded Assets, Excluded Contracts and the Excluded Liabilities):

(a)	Business Properties;

(b)	Business Loose Equipment;

(c)	benefit of all Business Contracts (including any prepaid expenses under any of the Business Contracts);

(d)	Business Claims;

(e)	Business Information;

(f)	Business IP that relates exclusively to the Business;

(g)	IT Systems that relate exclusively to the Business;

(h)	Regulatory Consents exclusively relating to the Business, to the extent such are transferable; and

(i)	Business Goodwill;
(together the Business Assets)

Part B	: Assumed Liabilities

1.	Trade Creditors, any and any other accrued expenses and liabilities identified in the Net Receivables calculation (in any) as referred to in Schedule 4.

EXECUTION VERSION

2.
Liabilities and obligations of any kind of the Seller arising under or with respect to any Business Contracts or any Employee, but only to the extent that such relate exclusively to the period after the Closing Date.

Part C	: Excluded Assets

1.	The Excluded Contracts (including any amounts due under the Excluded Contracts and any assets or rights provided or licensed under the Excluded Contracts).

2.	Any cash (whether at bank or in hand) or cash equivalents owned by any member of the Seller Group.

3.	Any shareholding relating to other members of the Seller Group.

4.	The benefit of any insurance policies held by the Seller Group which relate to the Business.

5.
Any information and communication systems (including hardware and software) which are used at Closing in relation to the Business and which are located in premises occupied by a member of the Seller Group which is not a Business Property.

6.	Inter-Company Trading Debt (receivables).

7.	Any employees who are employed by other entities within the Ciber group but who, at the date of this Agreement, are working on projects for or on behalf of the Seller.

Part D	: Excluded Contracts

1.	Any contracts to the extent that they relate to Excluded Business Debt.

Part E	: Employees

1.	The Employees set out in Exhibit 10 to the Disclosure Letter.

Part F	Excluded Liabilities
Any Liability which is not an Assumed Liability, including but not limited to:

1.	Any Business Liability expressly retained by any member of the Seller Group under the terms of the Transaction Documents.

2.	Any liabilities under the Excluded Contracts including any Excluded Business Debt owed by the Seller.

3.	Any tax to the extent relating to the period prior to Completion.

4.	Inter-Company Trading Debt (payables).

Part G	: Trade Creditors

1.	The trade creditors (accounts payable) under the contracts listed in Exhibit 12 to the Disclosure Letter.

Schedule 2
Conduct of the Business Pre Closing

1.	From the date of this Agreement until Closing, the Seller shall ensure that (except with the Purchaser’s written consent, such consent not to be unreasonably withheld or delayed):

(a)	the Business is conducted only in the ordinary and usual course and that no payment is made or agreed to be made by the Seller other than routine payments in the ordinary and usual course of business;

(b)	all reasonable steps are taken to preserve and protect the Business Assets and to preserve and retain the Business Goodwill (including the existing relationships with customers and suppliers);

(c)
subject to clause 24 (Confidentiality), the Purchaser’s representatives shall be allowed such access as is reasonably requested, upon reasonable notice and during Working Hours, to (i) those parts of the books and records of the Seller which relate to the Business (including all statutory books, minute books, leases, contracts, supplier lists and customer lists), with the right to take copies and (ii) the premises used by, and management of, the Business;

(d)	neither it nor any other member of the Seller Group does, allows or procures any act or omission which would constitute or give rise to a breach of any

EXECUTION VERSION

Warranty if and when the Warranties are repeated at any time before or at Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date;

(e)
all relevant information which comes to its notice or that of any other member of the Seller Group in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, is promptly disclosed to the Purchaser;

(f)
no agreements are entered into between the Business and any member of the Seller Group or any other business unit of the Seller, and in any event that all transactions between the Business and members of the Seller Group or any other business unit of the Seller must take place on arm’s length terms;

(g)	no changes are made in terms of employment (including bonuses and pension fund commitments) other than those required by law;

(h)
except to replace employees on substantially the same terms, no member of the Seller Group shall employ or agree to employ any new persons fully or part time in the Business or dismiss any existing employees (except for incompetence or gross misconduct or other reasonable cause justifiable in law);

(i)	no member of the Seller Group permits any of its insurances in respect of or relating to the Business to lapse or do or permit anything that would make any such insurance policy void or unenforceable;

(j)	the Key Manager is not given notice of termination of employment or is dismissed; and

(k)	no action is taken by any member of the Seller Group which is inconsistent with the provisions of this Agreement or the implementation of the Proposed Transaction.

2.	Pending Closing, the Seller shall ensure that no member of the Seller Group agrees to or permits (except with the Purchaser’s written consent, such consent not to be unreasonably withheld or delayed):

(a)	the reorganisation, or discontinuance, of any part of the Business;

(b)	any failure to settle in accordance with the payment procedures and timescales normally observed by the Business any debts incurred by the Business in the normal course of trading;

(c)
any entry into or termination of any contract or arrangement, including any funding agreement or the making of any bid, tender, proposal or offer likely to lead to any such contract or arrangement, with respect to any bid, tender, proposal or offer for any contract or arrangement with a value exceeding an amount of EUR50,000 per annum;

(d)	the entry into of any funding agreement, the giving of any guarantee, indemnity or other agreement to secure an obligation of a third party;

(e)	the institution or settlement of any litigation relating to the Business;

(f)	the entry into or material modification of any agreement with any trade union or other body representing its Employees or relating to any works council;

(g)	the creation of any Third Party Right over or disposal of any Business Asset;

(h)	the granting, modification or termination of any rights, or entry into any agreement, relating to the Business IP or allowing any of the Seller Group’s rights relating to the Business IP to lapse;

(i)	the acquisition or disposal of any material asset or material stocks;

(j)
in connection with the Business Properties (i) the termination or serving of any notice to terminate, surrender or accept any surrender of or waiving the terms of any lease, tenancy or licence and (ii) the entering into or varying any

EXECUTION VERSION

agreement, lease, tenancy, licence or other commitment in each case which is material in the context of the Business.

Schedule 3
Closing Arrangements

Part A	: Seller Obligations
At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)
a copy (certified by a duly appointed officer as true and correct) of a resolution of the board or, as applicable, supervisory board of directors of the Seller (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it; and

(b)
possession (bezit) of the tangible Business Assets agreed to be sold under this Agreement, unless located at the premises of third parties, in which case the Purchaser (and/or, at the request of the Purchaser, the Seller) shall communicate the transfer thereof to each of those third parties.

Part B	: Purchaser Obligations
At Closing, the Purchaser shall:

(a)
deliver (or ensure that there is delivered to the Seller) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors of the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it; and

(b)	pay to the Seller the Initial Price in accordance with clause 2.2.

Part C	: General

1.
The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably specified by the Purchaser provided it is consistent with the terms of this Agreement.

2.
At Closing, the Seller and the Purchaser shall execute and deliver to each other (or procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on Closing, namely:

(a)	the Asset and Liability Transfer Agreement;

(b)	the Trademark License Agreement;

(c)	the Escrow Agreement; and

(d)	the Transitional Services Agreement.

3.
All documents and items delivered at Closing pursuant to this Schedule 3 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

EXECUTION VERSION

(b)	receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Initial Price, the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

4.	Except as otherwise provided in this Schedule 3, title to all Business Assets which are capable of transfer by delivery shall pass by delivery.

Schedule 4
Calculation of Receivables

PartA	: Preliminary
1.In calculating the Net Receivables and determining which items and amounts are to be included in the Net Receivables, US GAAP shall apply
2.For the purposes of calculating the Net Receivables any amounts which are to be included in that calculation which are expressed in a currency other than US Dollars shall be converted into US Dollars at the Exchange Rate as at the Closing Date.
PartB: Closing Statement
1.The Purchaser shall, or shall procure that the Purchaser’s accountants shall, after Closing prepare a draft statement (the Closing Statement) showing the Net Receivables. The Purchaser shall deliver the draft Closing Statement to the Seller within 15 Business Days after Closing.
2.The Seller shall notify the Purchaser in writing (an Objection Notice) within 15 Business Days after receipt whether or not it accepts the draft Closing Statement for the purposes of this Agreement. An Objection Notice shall set out the Seller’s reasons for such non‑acceptance and specify the adjustments which, in the Seller’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement.
3.If the Seller serves an Objection Notice, the Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Seller and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 15 days after receipt by the Purchaser of the Objection Notice.
4.If the Seller is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to the above paragraphs), then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.
5.If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Purchaser of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by an independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Netherlands Institute of Chartered Accountants (Koninklijk Nederlands Instituut van Registeraccountants) (the Firm). The Firm shall be requested to make its decision within 15 days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)
the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)
following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make

EXECUTION VERSION

further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other Party (unless otherwise directed by the other Party) 10 days to respond to any statements or submission so made);

(c)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge it.

6.The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.
7.To enable the Parties to meet their obligations under this Schedule 4, each Party shall provide to the other Party and the other Party’s accountants reasonably required access to the books and records, employees and premises of the Business and, where relevant, if at all, of that Party for the period from the Closing Date to the date that the draft Closing Statement is agreed or determined. The Parties shall co‑operate fully with one another and shall permit the other Party and/or the other Party’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the other Party to facilitate the preparation of the Closing Statement.
8.When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amount shown in the Closing Statement as the Net Receivables shall be final and binding for the purposes of this Agreement.

Schedule 5
Seller Warranties
For the avoidance of doubt, each statement set out below in this Schedule 5 is made subject to the Disclosed Information and on the terms of clause 7 and Schedule 6.

Part A	: General/Commercial

1.	The Seller Group

1.	The Seller, Authorisations, valid obligations, filings and consents.

(a)
The Seller, and each other relevant member of the Seller Group, has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party.

(b)
Entry into and performance by each member of the Seller Group of this Agreement and/or any Transaction Document to which it is a party will not: (i) breach any provision of its constitutional documents; or (ii) (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority.

(c)	This Agreement and the Transaction Documents will, when executed, constitute valid and binding obligations of each relevant member of the Seller Group.

(d)	Except as referred to in this Agreement, no member of the Seller Group (i) is required to make any announcement, consultation, notice, report or filing or (ii)

EXECUTION VERSION

requires any consent (other than any Third Party Consent, the need for which appears from the Disclosed Information), approval, registration, authorisation or permit, in each case in connection with the execution and performance of this Agreement or any other Transaction Document.

2.	The Seller and the Assets

1.
Existence. The Seller is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power under its constitutional documents to conduct its business as conducted at the date of this Agreement.

2.
Title and authority. The Seller has the unrestricted right, title and authority to sell to the Purchaser the full legal and beneficial ownership of the Business Assets, and the Business Assets are free from all Third Party Rights.

3.
Business continuity. The Purchaser shall, as of Closing, own or be entitled to possess or use (when taken together with the services provided under the Transitional Services Agreement and for such period as such services are so provided) all the assets that are being used to carry on the Business as it has been carried on in the 12 months prior to Closing.

3.	Financial Matters

1.
The Last Accounts. The Last Accounts give a true and fair view of the state of affairs of the Business to which they relate, and its assets and liabilities as at the Last Accounts Date and of the results thereof for the financial year ended on the Last Accounts Date. Furthermore, the Last Accounts were prepared in accordance with Dutch GAAP.

2.
Management Accounts. The Management Accounts of the Seller for all periods ended after the Last Accounts Date to which they relate were properly prepared in all material respects using accounting policies consistent with those adopted in the preparation of the Last Accounts. On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Management Accounts:

(a)	are not misleading in any material respect;

(b)	do not materially overstate the value of the assets nor materially understate the liabilities of the Seller or the Business as at the dates to which they were drawn up; and

(c)	do not materially overstate the profits or materially understate the losses of the Seller or the Business in respect of the periods to which they relate.
In the context of this paragraph 3.2, material and materially shall be deemed to refer to facts, matters, circumstances, issues or events which have or the absence of which would have an aggregate cost, benefit or value to the Business of more than US$ 50,000.

3.	Position since Last Accounts Date. Since the Last Accounts Date:

(a)	there has been no Material Adverse Change;

(b)	the Business has carried on in the ordinary and usual course;

(c)	the Seller has not acquired or disposed of, or agreed to acquire or dispose of, any one or more of the Business Assets; and

(d)	the Seller has not made any changes in terms of employment, including pension fund commitments, which would be inconsistent with the provisions of Schedule 2.

4.
No undisclosed liabilities. There are no actual or contingent liabilities of the Business (whether or not those liabilities are required to be disclosed or provided for in accordance with generally accepted accounting principles) except for (i) liabilities disclosed or provided for in the Last Accounts (ii) liabilities incurred in the ordinary and usual course of business since the Last Accounts Date which, taken together, do not result in a Material Adverse Change or (iii) liabilities disclosed elsewhere in the Disclosed Information.

EXECUTION VERSION

5.
Accounting and other records. The statutory books, books of account and other records of the Seller required to be kept by applicable laws are up-to-date and have been maintained in accordance with those laws and relevant generally accepted accounting practices on a proper and consistent basis and comprise in all material respects complete and accurate records of all information required to be recorded.

4.	Financial Debt
Financial Debt. The Seller does not owe any Financial Debt, has no liabilities under any hedging agreement or any derivative transaction and has granted no guarantee or security in favour of any person in respect of or related to the Business.

5.	Regulatory Matters

1.
Licences. The Disclosed Information contains a complete and correct list of the licences, permissions, authorisations (public or private) or consents (together, Approvals) required for carrying on the Business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations. These Approvals are in full force and effect in accordance with their terms and have been complied with. To the Seller's best knowledge, there are no circumstances which indicate that any Approval will or is reasonably likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the Proposed Transaction or any of the Transaction Documents or otherwise).

2.
Compliance with laws. The Seller has at all times conducted its business and corporate affairs in accordance with its articles of association or other equivalent constitutional documents and in accordance with all applicable laws and regulations in all material respects and there has been no material default order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction which applies to the Seller.

6.	The Business Assets

1.
Business. The Business Assets are the absolute property of the Seller and are free from all Third Party Rights and consists of all assets that are necessary to carry on the Business in the same manner as it was carried on prior to Closing.

2.	Possession. The Business Assets are in the possession or under control of the Seller. The Seller has not disposed of, or agreed to dispose of, any Business Assets.

7.	Insurance
Insurances. The Disclosed Information contains a contains a complete and correct list of the insurance maintained in respect of the Business, together with details of all claims in excess of US$ 20,000 under any policy of insurance made by the Seller in the 3 years before the date of this Agreement.

8.	Contractual Matters

1.	Largest customers and suppliers. The Disclosed Information contains a complete and correct list of the 20 largest customers and the 20 largest suppliers of the Seller in relation to the Business.

2.
Material Agreements. All agreements with an annual value in excess of US$50,000 to which the Seller is a party with respect to the Business (the Material Agreements) have been disclosed in the Disclosed Information. Each agreement is listed in the appropriate category or categories, in each case specifying the relevant counterparty.

3.	Key terms Material Agreements:

(a)	all Material Agreements were concluded on standard market terms and conditions and establish valid and enforceable rights of the Seller;

(b)	none of the Material Agreements has been terminated;

EXECUTION VERSION

(c)	the Seller has not given or received any notice of ordinary or extraordinary termination to or from any counterparty with respect to any Material Agreement; or

(d)	except as disclosed in the Disclosed Information, none of the Material Agreements may be terminated as a consequence of the entry into and performance of the Transaction Documents; or

(e)
to the best of the Seller's knowledge, no circumstances are reasonably foreseeable due to which a Material Agreement could be terminated for good cause or otherwise be subject to extraordinary termination.

4.
Defaults. In the last 24 months prior to the date of this Agreement, neither the Seller nor any counterparty to any Material Agreement has breached a material obligation under a Material Agreement. To the Seller's best knowledge none of the aforementioned parties is currently in performance default or will be in default as a result of the entry into and performance of the Transaction Document.

9.	Litigation

1.
Except as disclosed in the Disclosed Information and other than any proceedings for collection of debts arising in the ordinary course, the Seller is not involved as a party in any litigation, arbitration or contentious administrative proceedings in relation to the Business and no such proceedings have been threatened in writing by or against the Seller, and to the best of the Seller's knowledge, except as disclosed in the Disclosed Information, there are no circumstances existing which are likely to lead to any such proceedings in respect of the Business.

2.
No governmental, administrative, regulatory or other official investigation or inquiry concerning the Seller or the Business is in progress or pending and to the best of the Seller's knowledge there are no circumstances likely to lead to any such investigation or inquiry.

10.	Insolvency Etc.
No bankruptcy, insolvency or judicial composition proceedings concerning the Seller have been applied for by the Seller or any of its Affiliates or, to the best of the Seller’s knowledge, by any third party.

Part B	: IP/IT

1.	Owned IP. The Seller does not own any Owned IP.

2.	Business IP.

(a)	The Seller is the sole legal and beneficial owner of all of the rights and interests in, or has validly licensed to it, all of the Business IP.

(b)
The Business IP, the Intellectual Property Rights that are licensed to the Seller by third parties and the Intellectual Property Rights that are acquired by or made available to the Seller together comprise all of the Intellectual Property Rights that are required to carry on the Business after Closing as it was carried on at the date of this Agreement and in the 6 months before the date of this Agreement.

3.
Licences. All list of all licences of Intellectual Property Rights granted to, and by, the Seller are disclosed in the Disclosed Information. They are in force. So far as the Seller is aware, none of the parties to them is in default and there are no grounds on which they might be terminated. No disputes have arisen or, far as the Seller is aware, are foreseeable in connection with them.

4.
No infringement. None of the operations of or in connection with the Business infringe, or have in the 18 months before the date of this Agreement infringed, the Intellectual Property Rights of a third party. So far as the Seller is aware, no third party is infringing the Business IP.

5.	Confidential Information. All Proprietary Information has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and

EXECUTION VERSION

subject to written confidentiality obligations from the third party. These confidentiality obligations are in force and, so far as the Seller is aware, have not been breached.
For the purposes of this paragraph, Proprietary Information means confidential information (in any form) relating to, held by or used by the Seller in connection with the Business, including:

(a)	information relating to Seller’s financial or trading position, assets, customers, suppliers, employees, operations, processes, products, plans or market opportunities;

(b)	know-how, trade secrets, technical information or software; and

(c)	findings, data or analysis derived from anything in sub-paragraphs (a) or (b).

6.	Encumbrances. The Business IP is not subject to any Third Party Right.

7.	Information technology.

(a)	The Disclosed Information contains a complete and correct list of the IT Systems.

(b)	All of the IT Systems are owned by, or validly licensed, leased or supplied under IT contracts to, the Seller.

(c)	All of the IT Systems are maintained and supported by the Seller or by a third party under an IT contract.

(d)	Copies of all material IT contracts have been fairly disclosed in the Data Room.

(e)
So far as the Seller is aware, there are no circumstances in which the ownership, benefit or right to use the IT Systems might be lost, or rendered liable to termination, by virtue of the entry or the performance of the Transaction Documents.

(f)
In the 18 months before the date of this Agreement, the IT Systems have not failed to any material extent and so far as the Seller is aware the data that they process has not been corrupted or compromised. The Seller has implemented measures in accordance with best industry practice designed to prevent the IT Systems from being affected by viruses, bugs or other things that might distort their proper functioning, permit unauthorised access or disable them without the consent of the user.

(g)	The business has adopted a business continuity and disaster recovery plan, the details of which have been set out in the Data Room.

(h)
The IT Systems that are (i) owned by the Seller; (ii) licensed, leased or supplied to the Seller under IT contracts; or (iii) acquired by or made available to the Seller under this Agreement and the Transaction Documents together comprise all the IT Systems that are required to carry on the Business after Closing as they were carried on at the date of this Agreement and in the last 6 months.

8.
Data protection. The Seller complies, and has at all times within the 24 months before the date of this Agreement complied, with all applicable data protection laws, guidelines and industry standards. The Seller has not received any notice or allegation that the Seller has not complied with any applicable data protection laws, guidelines and industry standards.

Part C	: Real Estate

1.
General. The Business Properties comprise all the land and buildings leased, controlled, occupied or used by the Seller in relation to the Business. The information in respect of the Business Properties set out in the Disclosed Information is accurate in all respects.

2.
Possession and occupation. The Seller is in possession of the whole of each of the Business Properties and save as disclosed in the Disclosed Information no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Business Properties.

3.	Adverse Interests.

EXECUTION VERSION

(a)	no Business Property is subject to any matter which affects the Seller’s ability to continue to carry on its existing business from that Business Property as at present; and

(b)	the Seller is not in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which affects the Business Properties.

4.	Outgoings. The Business Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge.

5.	Leasehold Properties. In relation to those Business Properties which are leasehold:

(a)	there are no subsisting notices alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant;

(b)	no rent is currently under review;

(c)	the Seller has not commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

(d)	no surety has been released, expressly or by implication; and

(e)	no tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.

Part D	: Employment

1.
The Disclosed Information contains a complete list of the Employees as per the date of the Agreement, including details of their current respective salaries, position, gender, FTE number, start date and date of birth. In addition, the Data Room contains full and accurate details of:

(a)
the length of service and notice periods, restrictive covenants and duration, material benefits, 13th month, entitlement to participate in a retirement scheme, share incentive, profit sharing, bonus or other incentive scheme and whether they are on secondment;

(b)	the standard terms and conditions of employment applicable to the Employees;

(c)	the terms of all current contracts of employment or engagement of the Key Manager and all other benefits applicable to the Key Manager;

(d)
the terms of all collective (labour) agreements, employee handbooks, material policies and incentive, profit sharing, bonus or other incentive schemes applicable to any of the Employees (including any payments to be made to any Employee or any of its Affiliates) or which the Seller is proposing to introduce, including for the avoidance of doubt details of any contractual severance, retention or change of control arrangement applicable to any of the Employees;

(e)	the terms of all agreements with any trade union (whether independent or not), (central) works council, European works council or similar body representing the Employees; and

(f)	the conditions under which consultants and self-employed individuals are engaged by the Seller.

2.	Employment terms. All Employees are employed substantially on the basis of the standard terms and conditions of employment disclosed in the Disclosed Information.

3.	Changes to remuneration. The Seller is not obliged to and has not made any promise to increase or vary any Employee’s salary, bonus, pension benefits or other remuneration and benefits.

4.
No amounts owing. There are no sums or other liabilities owing by the Seller to any Employee or former employee of the Business (or their dependants), other than amounts representing reimbursement of expenses in respect of the month preceding the date of this Agreement, wages for the current salary period and accrued holiday pay for the current holiday year.

5.	No transaction related payments. No contractual or gratuitous payments or other benefits have been made or may become due to be made to any Employee (or their

EXECUTION VERSION

dependants) in connection with the transactions contemplated by this Agreement or otherwise.

6.	Loans. There are no loans or notional loans to any current or former director or Employee or any of their nominees or associates made or arranged by the Seller.

7.
Key Manager. The Key Manager has not given or received notice terminating his employment or engagement, as the case may be, nor have termination proceedings been initiated or is it otherwise to be expected that the Key Manager’s employment or engagement will be terminated within a 12 month period following Closing.

8.
Secondment of staff. The commercial contracts relating to the secondment of staff (payroll, uitzend- of detacheringsactiviteiten) entered into by the Seller contain adequate financial and factual protection against the risks caused by the Dutch Civil Code and the specific dismissal rules for the employer in case of termination of the assignment.

9.
Collective dismissals. Within the period of 2 years before the date of this Agreement, the Seller has not initiated or completed the implementation of any collective dismissals or implemented or entered into a social plan. There is not and has not been any (collective) severance agreement, social plan or similar plan applicable to the Employees and/or former employees of the Business.

10.
Complaints. There are not currently, nor were there within the period of 2 years before the date of this Agreement any material complaints, disputes or claims, by or in respect of any Employee, former employee and/or employee representative bodies, and there are no matters which could give rise to any such claims.

11.	Illness. None of the Employees are currently ill or absent from work due to illness.

12.
Compliance. The Seller has in relation to each of their Employees, former employees and/or employee representative bodies complied in all aspects with all of their obligations under any applicable law, statute regulations, codes of conduct, codes of practice, collective agreements, terms and conditions of employment, orders and/or agreements with third parties and have not incurred any liability to any Employee or former employee in respect of any accident or injury.

Part E	: Retirement Benefits

1.
Other than the Pension Schemes and any state pension arrangement, there is no arrangement for or in respect of any of the Employees or former employees that the Seller is or may become liable (whether such liability be actual or contingent, present or future) to provide or contribute to, under or in connection with which benefits are payable on death or retirement (whether accidental or not).

2.
Up-to-date, accurate and complete copies of the latest (plus subsequent amending documents) pension documents and rules (or other governing documents) and latest participant’s explanatory booklets relating to the Pension Schemes have been disclosed.

3.	All Pension Schemes are now and have at all times been made and duly administered in accordance with their governing documents and all applicable laws, regulations and requirements.

4.	All amounts due and payable on or before the date of Closing by the Seller in relation to the Pension Schemes have been or will be duly paid in full on the due dates for such payments.

5.
The Seller has not received notice in writing of any action, dispute or claim (other than routine claims for benefits) in relation to any of the Pension Schemes, or otherwise in respect of the provision of (or failure to provide) benefits payable on death or retirement, in respect of any Employee or former employee of the Seller which has not been finally settled or terminated, nor are there any, nor have there been any, matters or circumstances that could give rise to any such actions, disputes or claims.

Part F	: Information

1.	All information contained or referred to in the Data Room and Disclosure Letter or which has otherwise been disclosed to the Purchaser or its advisors is true and accurate in all material respects.

EXECUTION VERSION

2.
The Seller has disclosed all information and facts relating to the Business, its assets and undertakings (including financial information) which could reasonably be expected to be relevant to a purchaser’s decision to enter into this Agreement and to the Seller's best knowledge there is no other fact, matter or circumstance which renders any such information misleading because of any omission, ambiguity or for any other reason.

Schedule 6
Limitations on Liability

1.
If the Purchaser is notified or becomes aware of a fact, circumstance or event which may lead to or which has led to a Claim, the Purchaser shall inform the Seller thereof as soon as possible, however, not later than within 45 days of the Purchaser being so notified or having become so aware, stating, as far as the Purchaser is aware at that time, the nature of the fact, the circumstance or the event and the Damages expected or sustained. Failure to notify the Seller of a Claim within the 45 day period referred to above shall not affect the rights of the Purchaser except to the extent the Seller is materially prejudiced by such failure.

2.	Time Limits. The Seller shall not be liable for any Claim unless the Seller receives from the Purchaser written notice containing reasonable details of the Claim:

(a)	in the case of a Claim arising from the breach of any Fundamental Warranty (a Fundamental Warranty Claim), before the date that falls 5 years after the Closing; and

(b)	in the case of any other Claim, before the date that falls 18 months after the Closing.

3.	Thresholds for Claims. The Seller shall not be liable for any single Claim unless:

(a)
the amount of the liability pursuant to that single Claim (and, for these purposes, a number of Claims arising out of the same or similar subject matter, facts, events or circumstances may be aggregated and form a single Claim) exceeds US$10,000 (in which case the Purchaser shall be able to claim the full amount and not only the excess); and

(b)
the aggregate amount of the liability of the Seller for all Claims not excluded by sub paragraph (a) above exceeds US$100,000 (in which case the Purchaser shall be able to claim the full amount and not only the excess).

4.	Maximum limit for all Claims. The maximum aggregate amount of the liability of the Seller for all Claims, other than any Fundamental Warranty Claims, shall not exceed the Escrow Amount.

5.
Source of remedy. Parties acknowledge that the Escrow Amount aims to provide coverage to the Purchaser in relation to the Claims. Subject to the limitations set out in this Agreement, the Seller and the Purchaser agree and acknowledge that the Escrow Amount shall be recoverable directly from the Escrow Account, such in accordance with the terms of the Escrow Agreement. The Purchaser shall have no recourse against the Seller for a Claim (other than a Fundamental Warranty Claim) other than out of the Escrow Account.

6.
Matters disclosed. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed in the Disclosed Information. For this purpose 'fairly disclosed' means any fact, matter, event or circumstance that was disclosed in a reasonably clear and understandable form so as to allow the Purchaser and its advisors to understand the nature and scope of the fact, matter, event or circumstance so disclosed and the significance of such fact, matter, event or circumstance for the Business.

7.
Matters specifically provided or reserved for in the Last Accounts. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is specifically provided or reserved for (and not released prior to Closing) in the Last Accounts.

EXECUTION VERSION

8.
Contingent liabilities. If any Claim is based upon a liability which is contingent only, the Seller shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 2 of this Schedule 5 to give notice of that Claim and to issue and serve proceedings in respect of it before such time). For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in paragraph 2 shall not exonerate the Seller in respect of any Claim properly notified before that date.

9.
No liability for Claims arising from acts or omissions of Purchaser. The Seller shall not be liable for any Claim to the extent that it would not have arisen but for any voluntary act, omission or transaction (other than any voluntary act, omission or transaction which is either: (i) contemplated by this Agreement; or (ii) carried out pursuant to a legally binding commitment created on or before Closing) carried out or permitted:

(a)
after Closing, by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title or any of its Affiliates) outside the ordinary and usual course of business of the Business as at Closing and where such person had actual knowledge that such act, omission or transaction would or would be likely to give rise to a Claim and a reasonable alternate course of action was available which would not be expected to give rise to a Claim; or

(b)	before Closing, by any member of the Seller Group: (i) at the written direction or request; or (ii) with the written consent, of the Purchaser or any member of the Purchaser Group.

10.
Insured Claims. The Seller’s liability in respect of any Claim shall be reduced by an amount equal to any loss or damage to which the Claim related which has actually been recovered under a policy of insurance (after deducting any costs incurred in making such recovery including the amount of any excess or deductible and any tax incurred as a result of the receipt of such recovery and taking into account any increased premium).

11.
Recovery from third party after payment from Seller. Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group recovers (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the matter giving rise to the Claim or obtains any relief, saving or benefit which is so referable, the Purchaser or relevant member of the Purchaser Group shall pay to the Seller as soon as practicable after receipt:

(a)
an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery) or the value of the relief, saving or benefit obtained, calculated by reference to the amount saved (less any reasonable costs of recovery); or

(b)
if the amount referred to in subparagraph (a) exceeds the amount paid by the Seller to the Purchaser or member of the Purchaser Group in respect of the relevant Claim, such lesser amount as shall have been so paid by the Seller.

12.
No liability for legislation or changes in rates of Tax or accounting principles. The Seller shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any: (i) legislation not in force as at Closing; (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice having the force of law; (iii) change in the rates of taxation in force as at Closing, or (iv) a change after Closing in the accounting bases on which the Purchaser values it’s the Business.

13.
No double recovery. The Purchaser shall be entitled to make more than one Claim arising out of the same subject matter, fact, event or circumstance, but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage or deficiency regardless of whether more than one Claim arises in respect of it.

EXECUTION VERSION

14.	Mitigation. Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty under applicable law to mitigate any loss or damage incurred by it as a result of a Claim.

Schedule 7
Purchaser Warranties

1.	The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.
The Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would materially and adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3.
Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not: (i) breach any provision of its constitutional documents; or (ii) (subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4.
The Purchaser has available commitments or available loan facilities which will at Closing provide in immediately available funds (the Funds) the necessary cash resources to pay the Initial Price and meet its other obligations under this Agreement (including in respect of the Final Price).

Schedule 8
Business Contracts

1.	The provisions of this Schedule 8 shall apply if and to the extent that a Third Party Consent is required in relation to a Business Contract or Business Claim as specified in clause 12.6.

2.
The Seller and each relevant member of the Seller Group and the Purchaser or relevant member of the Purchaser shall cooperate and shall use all reasonable efforts to obtain, by Closing, any Third Party Consent. The Seller shall ensure that members of the Seller Group provide any information reasonably requested for that purpose by the person, firm or company concerned.

3.	If any such Third Party Consent has not been obtained by Closing, then until it is obtained:

(a)	the Seller’s obligation to use all reasonable efforts to obtain that Third Party Consent shall continue;

(b)
the transfer of that Business Contract or Business Claim (to the extent that a Third Party Consent is required) shall not take effect and the Seller shall from Closing hold it on trust for the Purchaser (except to the extent that any of the rights under it are Excluded Assets) and account for and pay or deliver to the Purchaser (within 5 Business Days after receipt) any moneys, goods and other benefits which it receives after Closing to the extent that they relate to such Business Contract or Business Claim (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

(c)	the Purchaser shall perform (as the sub-contractor or agent of the Seller) all the Seller’s obligations under any Business Contract to be discharged after Closing; and

EXECUTION VERSION

(d)
the Seller shall from Closing give all reasonable assistance to the Purchaser (at the Purchaser’s written request and sole expense) to enable the Purchaser to enforce its rights under the Business Contract or Business Claim.

4.	If:

(a)	the terms of any particular Business Contract do not permit the Purchaser to perform the Seller’s obligations as sub-contractor or as agent; or

(b)
any Third Party Consent is not obtained within 6 months after the Closing Date or is refused and the procedure set out in this Schedule does not enable the benefit of any Business Contract or Business Claim to be enjoyed in all material respects by the Purchaser or another member of the Purchaser Group after the Closing Date, then the Seller and the Purchaser shall use all reasonable efforts to achieve an alternative solution by which the Purchaser shall receive the benefit of the relevant Business Contract or Business Claim and assume the associated obligations (provided that no member of the Purchaser Group shall be obliged to make any commitment, incur any liability or make any payment for that purpose).
Schedule 9
Business Properties

1.	Third Party Consents

1.1
Completion of the transfer of the leasehold rights in the Business Properties (the Leases) is conditional upon the grant of the Third Party Consents required in respect of the transfer of the Leases to the Purchaser. The Seller shall submit applications for the relevant Third Party Consents and will use its best endeavours to obtain the same as soon as possible after the date of this Agreement.

1.
The Purchaser shall or shall procure that any relevant member of the Purchaser Group shall promptly satisfy the reasonable requirements of the relevant third party and take all reasonable steps to assist the Seller in obtaining the Third Party Consents. In particular, in case any parent company guarantee has been provided by an Affiliate of the Seller, the Purchaser shall take such steps as are necessary to replace such guarantee with an alternative form of appropriate security.

2.	Each party shall bear its own legal costs in applying for and obtaining the Third Party Consents.

2.	Post-Closing requirements

2.1
If the relevant Third Party Consent with respect to a Lease has not been obtained by the Closing Date, the Purchaser shall, with effect from the Closing Date, be entitled to occupy the Business Properties as licensee on the following terms:

(a)	the Purchaser’s occupation will be on the same terms as the relevant Lease, insofar as such terms are consistent with a licence to occupy;

EXECUTION VERSION

(b)
the Purchaser shall pay to the Seller, on a pro-rata daily basis, a licence fee equivalent to all rents, service charges and other outgoings properly paid by the Seller (and at no mark-up) in respect of the relevant Business Property; and

(c)
the Purchaser shall observe and perform the covenants and conditions on the part of the Seller under the Leases (other than payment of rents, services charges and other outgoings due under the Leases).

2.2	The Seller shall pending the assignment of the Leases to the Purchaser:

(d)	not affect or accept any variation or surrender or other termination of any of the relevant agreements;

(e)	not serve any notices upon any third party in respect of the occupation of the Business Properties; nor

(f)	in respect of any Lease where the rent is now or prior to assignment becomes subject to review, not agree or take any steps in relation to any review of the rent; and

(g)	forthwith send a copy to the Purchaser of any notice or other material communication received in connection with the relevant agreement.

2.3
All periodical outgoings and charges payable in respect of the Business Properties, including the supply of gas, water, electricity, fuel, telephone services and other utilities to the Business Properties, shall be apportioned on a time basis so that such part (if any) of the relevant outgoings and charges attributable to the period ending at the Closing Date shall be borne by the Seller and such part (if any) of the relevant outgoings or charges attributable to the period following the Closing Date shall be borne by the Purchaser.

3.	Non-merger
3.1     Notwithstanding completion of the sale and purchase as contemplated by this Agreement, this Schedule shall remain in full force and effect so far as anything remains to be implemented.

Schedule 10
Client Adjustment Amount

9.	For the purposes of this Schedule, the following terms shall have the following meaning:

(a)
Client Consent means in relation to any Client Contract, a consent, approval, waiver or the like from the relevant Client to the assignment or transfer of such Client Contract to the Purchaser (without any material amendment to the terms of such Client Contract, excluding, for the avoidance of doubt, any amendments (to prices or otherwise) already envisaged by the relevant Client Contract or any amendments which, taken as a whole, do not affect the value of the relevant Client Contract), provided that such Client Consent is deemed to be given in the event the relevant Client continues to receive services from the Purchaser under the relevant Client Contract without objection and the Purchaser

EXECUTION VERSION

has received into a bank account that is in the name of the Purchaser payment for services between the Closing Date and Determination Date (Deemed Client Consent).

(b)	Client Contract means, with respect to each Client, the terms and conditions on the basis of which the Seller, in connection with the Business, delivers services to the relevant Client.

(c)	Determination Date means the date that falls 6 months after the Closing Date.

(d)	Leaving Client means a Client that:

(i)	actually terminates the applicable Client Contract(s) or has otherwise withdrawn as a Client of the Business;

(ii)	delivers to the Seller a written notice of termination of any applicable Client Contract(s), or of withdrawal as a Client of the Business; or

(iii)	fails to deliver to the Seller and/or the Purchaser the necessary Client Consent and such Client is not deemed to have given Deemed Client Consent, provided that a Client contemplated in (i) and (ii) of this paragraph 1(d) shall not be a Leaving Client if the applicable Client Contract expires or is terminated or withdrawn, or notice of termination or withdrawal of the applicable Client Contract is received, as a result of a failure by the Purchaser to properly perform its obligations under the relevant Client Contract.

10.
If the addendum to the MSA and Co-operation Agreement is not signed by the largest client of the Business (the Largest Client) then, without prejudice to the remaining provisions of this Schedule 10, the Parties agree that if the relevant entity or entities of that Largest Client that is/are party to the MSA and Co-operation Agreement become a Leaving Client, then the Seller shall pay to the Purchaser an amount equal 1.25 times the gross profit dollars that should have been realized in the 30 day notice period of the MSA.  The Seller furthermore agrees that in the event the Largest Client denies or in any way disputes that the rates as included in the rate card for 2016 which was sent by the Seller to the Largest Client on 18 May 2016 (the 2016 Rates, as included in the Data Room) are applicable to services rendered to the Largest Client under the MSA and Co-operation Agreement and the Largest Client instead seeks to have other rates apply to such services, the Seller shall pay to the Purchaser, should such other rates be lower than the 2016 Rates, an amount equal to 1.25 times the loss of gross profits calculated over the difference between the 2016 Rates and such lower rates up to 31 March 2017. Parties agree that any amount payable by the Seller under this paragraph 2 shall be in addition to any Client Adjustment Amount payable under the remaining provisions of this Schedule 10 if the Largest Client becomes a Leaving Client.

11.Exhibit 11 to the Disclosure Letter contains (i) a true, correct and complete list of the top 20 clients of the Business as at the date hereof (the Clients) and (ii) an amount, in United States dollars, corresponding to the agreed value of each such Client (the Client Value).
12.The Parties hereby agree that by no later than the 15th Business Day after the Determination Date, the Purchaser shall deliver to the Seller a notice (Client Adjustment Notice) which:

(a)	shall indicate details as to whether - between the Closing Date and the Determination Date - one or more Clients have become a Leaving Client;

(b)	shall attach, where available, copies of the relevant notices or other writing from a relevant Client showing that such Client qualifies as a Leaving Client; and

(c)	shall indicate the calculation of the Client Adjustment Amount, which shall be equal to the sum of the Client Values of each of the Leaving Clients.
13.Upon receipt of the Client Adjustment Notice, the following applies:

(a)
The Seller shall notify the Purchaser in writing (an Objection Notice) within 15 days after receipt whether or not it accepts the Client Adjustment Amount as set out in the Client Adjustment Notice, specifying the Seller’s objections.

EXECUTION VERSION

(b)
The Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Seller and to agree on the Client Adjustment Amount within 15 days after receipt by the Seller of the Objection Notice.

(c)
If the Seller is satisfied with the Client Adjustment Amount as set out in the Client Adjustment Notice it will inform the Purchaser hereof in writing within 15 days after receipt of the Client Adjustment Notice, in which case the Client Adjustment Amount shall be deemed agreed. If the Seller has not provided an Objection Notice within the 15 day period referred to in paragraph 5(a) above the Seller shall be deemed to be in agreement with the content of the Client Adjustment Notice, in which case the Client Adjustment Amount shall also be deemed to be agreed.

(d)
If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Purchaser of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by an independent legal firm of international standing as the Seller and the Purchaser shall agree or, failing agreement, appointed by the president of the Netherlands Bar Association (Nederlandse Orde van Advocaten) (the Firm). The Firm shall be requested to make its decision within 10 days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(i)
the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(ii)
following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other Party (unless otherwise directed by the other Party) 10 days to respond to any statements or submission so made);

(iii)	in giving its determination, the Firm shall state what adjustments (if any) are to be made to the Client Adjustment Amount in respect of the matters in dispute;

(iv)
the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge it.

(e)
The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of Client Adjustment Amount. The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.

(f)
To enable the Parties to meet their obligations under this paragraph 4, each Party shall provide to the other Party reasonably required access to the books and records and shall co‑operate fully with one another and shall permit the other to take copies (including electronic copies) of the relevant books and records.

(g)
When the Client Adjustment Amount has been agreed or determined in accordance with the preceding paragraphs, then the Client Adjustment Amount shall be final and binding for the purposes of this Agreement.

14.The Client Adjustment Amount (as agreed in accordance with paragraphs 4 and 5) and any amounts payable under paragraph 2 of this Schedule 10 shall be considered as constituting

EXECUTION VERSION

an Escrow Claim and shall be paid out of the Escrow Account in accordance the provisions of the Escrow Agreement. Both the Seller and the Purchaser undertake to issue instructions for payment from the Escrow Account of the amounts due under this clause without delay.

Schedule 14
Definitions and Interpretation

1.	Definitions
In this Agreement, the following words and expressions shall have the following meanings:
Affiliate means, in relation to any Party, any subsidiary or parent company of that Party and any subsidiary of any such parent company, in each case from time to time;
Agreed or Determined means either agreed in writing signed by both the Seller and the Purchaser or a final and binding judgment rendered (without a right of appeal or in respect of which any right of appeal has lapsed) in legal proceedings between the Seller and the Purchaser pursuant to and in accordance with clause 36, and Agreement or Determination shall be construed accordingly;
Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);
Asset and Liability Transfer Agreement means the agreement to be entered into by the Parties at Closing, pursuant to which the transfer to the Purchaser of the Business Assets and the Assumed Liabilities mentioned therein is effected;
Assumed Liabilities means all amounts and obligations owed at Closing under the agreements listed in Part B of Schedule 1 by the Seller, but excluding the Excluded Liabilities and all other Liabilities;
Business means the business carried on by the Seller in the Netherlands as at Closing, and includes the Business Assets, the Employees and the Assumed Liabilities (but excludes the Excluded Assets and the Excluded Liabilities);
Business Assets means all the property, undertaking, rights and assets of the Seller relating exclusively or predominantly to the Business, including any assets falling into the categories of assets set out in Part A of Schedule 1, but excluding the Excluded Assets;

EXECUTION VERSION

Business Claims means the benefit of all rights and claims arising exclusively or predominantly from the carrying on of the Business by the Seller (whether arising on, prior to or after Closing) including Trade Debtors but excluding rights and claims to the extent that they relate to taxation or to any of the Excluded Contracts, the Excluded Assets or the Excluded Liabilities;
Business Contracts means all contracts, engagements, licences, guarantees and other commitments to the extent that they relate to the Business entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the Seller prior to Closing (but excluding agreements, leases or other documents relating to ownership or occupation of the Business Properties and the Excluded Contracts);
Business Day means a day other than a Saturday or Sunday or public holiday in the Netherlands, on which banks are open in Amsterdam for general commercial business;
Business Goodwill means the goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller;
Business Information means all the information in respect of which the Seller has a right to transfer possession to the Purchaser (i) to the extent that such information relates exclusively or predominantly to the Business, or (ii) to the extent that such information is reasonably necessary to continue to operate the Business upon Closing, including but not limited to operational manuals, methodologies, and protocols;
Business IP means the Owned IP, if any, and all other Intellectual Property Rights used by the Seller in relation to the Business, excluding any Intellectual Property Rights relating to Utilities in a Box which is owned by Ciber, Inc and not part of the Business;
Business Liabilities means the Trade Creditors and all Liabilities of the Seller in connection with the Employees, and Business Liability means any one of them;
Business Loose Equipment means all the loose machinery, equipment, tooling, computer hardware, furniture and vehicles of the Seller (not being business fixtures and fittings) used exclusively or predominantly for the purposes of the Business;
Business Properties means the leasehold properties of the Seller, short particulars of which are set out in Exhibit 1;
Claim means any claim for breach of the Warranties;
Client Adjustment Amount shall be the amount as calculated in accordance with paragraphs 1 and 3-5 of Schedule 10;

EXECUTION VERSION

Closing means completion of the sale and purchase of the Business and the Business Assets in accordance with the provisions of this Agreement;
Closing Date has the meaning given in clause 5.1;
Conditions means the conditions listed in clause 4.1;
Confidential Information has the meaning given in clause 24.1;
Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;
Damages means damages as referred to in article 6:96 of the Dutch Civil Code;
Data Room means the Data Room comprising the documents and other information relating to the Business made available by the Seller as listed on the data room index in the Agreed Form attached as Schedule 11;
Default Interest means interest at LIBOR plus 5 per cent.;
Disclosed Information means any facts, matters or other information included or provided in (i) this Agreement or any other Transaction Document or (ii) the Disclosure Letter (including any documents attached to such Disclosure Letter);
Disclosure Letter means the disclosure letter from the Seller to the Purchaser executed and delivered immediately before the signing of this Agreement and attached as Schedule 12, which may be updated during the period between Signing and Closing but only if such updates are agreed to by the Purchaser and also included in an updated Disclosure Letter that is duly executed by both Parties;
Employees means those employees of the Seller who are immediately prior to the Closing Date wholly or predominantly engaged in the Business and whose names are set out in Part E of Schedule 1, provided that the Seller may, on or before the Unconditional Date and with the prior written consent of the Purchaser, provide to the Purchaser a revised list of such employees;
Escrow Account means the account in which the Escrow Agent holds the Escrow Amount under the terms and conditions of the Escrow Agreement;
Escrow Agent means ABN AMRO BANK N.V. (trading as ABN AMRO Escrow & Settlement);
Escrow Agreement means the escrow agreement which serves as security for the obligations of the Seller under the Warranties, which shall be in the Agreed From;
Escrow Amount has the meaning given to it in clause 2.2;
Escrow Claims means any claim under the provisions of the Agreement submitted to the Escrow Agent and the Seller in accordance with the provisions of this Agreement and the Escrow Agreement in respect of a Claim, any indemnity provided in terms of this Agreement, any breach of the undertakings of the Seller set out in clause

EXECUTION VERSION

3 and Schedule 2, for the payment of any Client Adjustment Amount or for the payment of any amounts payable under paragraph 2 of Schedule 10;
Escrow Period has the meaning given to it in clause 10.3;
Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into United States dollars on such date as published by Bloomberg or, where no such rate is published in respect of that currency for such date, at the rate quoted by Reuters as at the close of business in Amsterdam on such date;
Excluded Assets means those properties, rights and assets relating to the Business described in Part C of Schedule 1;
Excluded Business Debt means, in relation to the Business, the Financial Debt of the Seller, other than any Assumed Liabilities;
Excluded Contracts means the contracts of the Seller relating to the Business described in Part D of Schedule 1;
Excluded Liabilities means the Liabilities described in Part E of Schedule 1;
Exhibit means exhibit 1 to this Agreement;
Final Price has the meaning given in clause 2.1;
Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation;
Fundamental Warranties means any Warranty contemplated in paragraphs 1 and 2 of Part A of Schedule 5;
Fundamental Warranty Claim has the meaning given in paragraph 2(a) of Schedule 6;
Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;
Initial Price has the meaning given in clause 2.1;
Intellectual Property Rights means patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other

EXECUTION VERSION

intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;
Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT or sales tax arising on such amounts, as between (i) the Business and any other business unit of the Seller or (ii) the Seller and any member of the Seller Group (in each case only to the extent that the relevant amount relates to the Business) as at Closing in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt:

(a)
includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Closing; but

(b)
excludes amounts due in respect of matters which would in the ordinary course of the Business remain outstanding or otherwise have the characteristics of an intra-group loan and also excludes any amounts in respect of tax relief or group relief);

IT Systems means the material information and communications technologies used by the Seller in relation to the Business;
Key Manager means Mario Smit;
Last Accounts means the audited financial statements for the Seller as at the Last Accounts Date;
Last Accounts Date means 31 December 2015;
Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;
LIBOR means the display rate per annum of the offered quotation for deposits in US$ for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the Parties may agree) at or about 11.00a.m. Amsterdam time on the date on which payment of the sum under this Agreement was due but not paid;

EXECUTION VERSION

Management Accounts means the unaudited monthly management accounts of the Seller for the period commencing on 1 January 2016 and ending on 31 March 2016, each in the form contained in the Data Room;
Material Adverse Change means any event, circumstance, effect, occurrence or state of affairs or any combination thereof which is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including contingent liabilities), Business Properties, business or financial condition, results or prospects of the Business, excluding any such event, circumstance, effect, occurrence or state of affairs or any combination thereof which (i) arises from changes in economic conditions generally that do not have an effect on the Business that is disproportionate to the effect on other companies or businesses operating in the same industry and markets; (ii) arises from movements or developments in the financial securities markets or currency exchange rates; (iii) arises from changes in applicable law; (iv) arises from changes in the political climate in general (including but not limited to war or the announcement thereof) that do not have an effect on the Business that is disproportionate to the effect on other companies or businesses operating in the same industry and markets; (v) relates to developments or trends in the market or industry in which the Seller operates that do not have an effect on the Business that is disproportionate to the effect on other companies or businesses operating in the same industry and markets; (vi) arises from changes in accounting policies required by law; or (vii) the Purchaser is actually aware of at the date hereof as a result of such matter being disclosed in the Disclosed Information; or (viii) has been remedied before the Unconditional Date by Seller or any member of Seller Group to the satisfaction of the Purchaser;
Owned IP means registered Intellectual Property Rights owned by the Seller and used in relation to the Business;
parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;
Pension Schemes means the pension schemes contained in section 5(h) of the Data Room;
Proposed Transaction means the transaction contemplated by the Transaction Documents;
Purchaser Group means the Purchaser and its Affiliates from time to time;

EXECUTION VERSION

Purchaser Obligation means any representation, warranty or undertaking to indemnify given by the Purchaser to the Seller under this Agreement;
Purchaser’s Bank Account means the Purchaser’s bank account at ING Bank B.V.; account name MPG NL BV; account number NL60 INGB 0000902405; swift code INGBNL2A (and/or such other account(s) as the Purchaser may notify the Seller of in writing);
Regulatory Consents means any permit, licence, authorisation, approval, notification or consent issued or granted by any Governmental Entity (in each case, other than in relation to Intellectual Property Rights or under any merger control, antitrust or competition law) required in order to carry on the Business as carried on at the date of Closing;
relief includes, unless the context otherwise requires, any allowance, credit deduction, exemption or set-off in respect of tax or relevant to the computation of any income, profit or gains for the purposes of any tax or any repayment or saving of tax (including any repayment supplement or interest in respect of tax);
Representatives has the meaning given in clause 24.1;
Retirement Benefit Warranties means the warranties set out in Part E of Schedule 5;
Seller Group means the Seller and its Affiliates from time to time;
Seller Obligation means any representation, warranty or undertaking to indemnify given by the Seller to the Purchaser under this Agreement;
Seller’s Bank Account means the Seller’s bank account at ING Bank B.V. in the name of the Seller (account number: NL72 INGB 0663109930; swift code: INGBNL2A) and/or such other account(s) as the Seller and Purchaser may agree in writing;
subsidiary and subsidiaries means any company in relation to which another company is its parent company;
Surviving Provisions means clause 18 (Tax), 23 (Announcements), 24 (Confidentiality), 25 (Assignment), 27 (Costs), 28 (Notices), 29 (Conflict with other Agreements), 30 (Whole Agreement), 31 (Waivers, Rights and Remedies), 33 (Variations), 34 (Invalidity), 35 (Third Party Enforcement Rights), 36 (Governing Law and Jurisdiction) and Schedule 14 (Definitions and Interpretation);
tax or taxation includes (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions, and any

EXECUTION VERSION

payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, and any liability for repayment of unlawful state aid in relation to tax, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;
Third Party Consent has the meaning given in clause 12.6;
Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the foregoing;
Trade Creditors means amounts payable at Closing in respect of trade creditors by the Seller in connection with the Business and listed as such in Part G of Schedule 1;
Trade Debtors means amounts receivable at Closing in respect of trade debtors by the Business Seller in connection with the Business (including any amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);
Transaction Documents means this Agreement, the Disclosure Letter, the Asset and Liability Transfer Agreement, any other documents in Agreed Form, the Escrow Agreement, the Transitional Services Agreement and the Trademark License Agreement;
VAT means value added tax and any similar sales or turnover tax of any relevant jurisdiction;
VATA means Wet op de omzetbelasting 1968;
Warranties means the warranties given pursuant to clause 7 and set out in Schedule 5;
Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2.	Interpretation
In this Agreement, unless the context otherwise requires:

(a)
references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

EXECUTION VERSION

(b)
a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of the Purchaser under this Agreement;

(c)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)
references to any Dutch legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than the Netherlands, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the Dutch legal term;

(e)	any phrase introduced by the terms including, include or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(f)	references to US$ or $ are references to the lawful currency from time to time of the United States of America;

(g)	references to times of the day are to Amsterdam time;

(h)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(i)
for the purposes of applying a reference to a monetary sum expressed in United States dollars, an amount in a different currency shall be deemed to be an amount in United States dollars translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 6); and

(j)
any statement in this Agreement qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge or any similar expression shall be deemed to be made on the basis of the knowledge, at the date of this Agreement or any other relevant time, of the Seller after reasonable enquiry.

3.	Enactments
Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.

4.	Schedules and Exhibit
The Schedules and Exhibit comprise schedules and exhibits to this Agreement and form part of this Agreement.

5.	Inconsistencies
Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

EXECUTION VERSION

EXECUTION VERSION

Signature
This Agreement is signed by duly authorised representatives of the Parties:

SIGNED	)	Signature: /s/ Christian Mezger
for and on behalf of	)
CIBER NEDERLAND B.V.	)	Name: Christian Mezger

SIGNED	)	Signature: s/s/ Jilko Andringa
for and on behalf of	)
MANPOWERGROUP	)
NETHERLANDS B.V.	)	Name: Jilko Andringa

SIGNED SOLELY FOR AGREEMENT WITH THE PROVISIONS OF CLAUSE 20.8

For and on behalf of
CIBER, INC

/s/ Christian Mezger
By: Christian Mezger
Title: CFO